                                                                    Exhibit 10.7


                                 Patent License

                              Gemini Research Ltd.

                                      and

                                Affymetrix, inc.

                                Table of Contents

1.    INTRODUCTION......................................................     1

2.    DEFINITIONS.......................................................     1

3.    GRANT OF LICENSE..................................................     2

4.    OBLIGATIONS OF AFFYMETRIX.........................................     3

5.    FINANCIAL PROVISIONS..............................................     3

6.    ACCOUNTS..........................................................     5

7.    INTELLECTUAL PROPERTY PROTECTION AND PROCEEDINGS..................     5

8.    DURATION AND TERMINATION..........................................     6

9.    NATURE OF AGREEMENT...............................................     7

10.   APPLICABLE LAW AND JURISDICTION...................................     8

11.   NOTICES AND SERVICE...............................................     8

12.   MISCELLANEOUS.....................................................     9

This AGREEMENT is dated ___________ BETWEEN: Gemini Research Ltd. whose registered office is at 162 Science Park, Milton Road, Cambridge, CB4 4GH, England ("GEMINI"), and Affymetrix, Inc., a company incorporated in the State of Delaware, USA whose principal office is at 3380 Central Expressway, Santa Clara, California 95051, USA ("Affymetrix").

1.    INTRODUCTION

      1.1. GEMINI is the owner of relating to certain sequences as a gene family known as COLA1 ("the Gene") which has potential uses in relation to osteoporosis, in respect of which GEMINI has applied to obtain patent protection in the United States and elsewhere.

      1.2. Affymatrix wishes to obtain a License under GEMINI's patents and patent applications in relation to the Gene to order to include genetic sequences relating to the Gene which fall within the claims of such patents and patent applications in probe arrays, and GEMINI is willing to grant a License to Affymetrix to do so, on the terms and conditions of this Agreement.

2.    DEFINITIONS

      2.1. "Affiliate" means, in relation to either party, a company which controls that party, or is controlled by that party or by a company which controls that party; and for these purposes a company controls another company if, either directly or indirectly through one or more other companies, it can a) exercise a majority of the votes attached to the shares in the other company; or b) appoint or remove a majority of the board of directors of the other company.

      2.2.     "Effective Date" means January 1, 1999.

      2.3.     "Field" *

      2.4. "Genetic Sequence" means a DNA sequence comprising all or part of a gene, the allele of a gene or an Express Sequence Tag (EST).

      2.5. "Licensed Patents" means the patent applications and/or patent details of which are given in the Schedule, any other patent application made by GEMINI at any time during the Term in any part of the Territory in respect of the Gene or any Genetic Sequence relating thereto, any patent obtained in pursuance of any such application, any extension, reissue, division, continuation or continuation-in-part of any such application or patent and any patent of addition, supplementary protection certificate or similar rights based on any such patent.

      2.6. "Licensed Products" means any product within the Field which, but for the License

               Confidential Treatment Requested and the Redacted
               Material has been separately filed with the Commission granted under this Agreement, would infringe a Valid Claim of any of the Licensed Patents in the relevant country or territory.

      2.7. "Net Sales Value" means, in relation to any of the Licensed Products where the Licensed Product is sold by Affymetrix or any of its Affiliates to a third party (other than to Affymetrix or any of its Affiliates) on arm's length terms, the grossed amount invoiced less (i) any value added tax or other sales tax, (ii) any packaging, packing, freight, warehousing, carriage and insurance charges, to the extent that any of those items are included in the amount so invoiced, and after deducting any allowances for lost or damaged merchandise or returns, but without deducting (or, to the extent that they have been deducted from the price, after adding back) any discounts or rebates granted to the customer on account of the quantity purchased or promptness of payment or otherwise. Where the Licensed Product is so sold otherwise than on arm's length terms, but is subsequently sold on arms length terms, the gross amount invoiced under the first such arm's length sale, calculated in accordance with sales on an arms length basis as described above. For purposes of clarity, Net Sales Value will primarily relate to sales of Affymetrix probe arrays not associated software license fees, reagent costs, or technology access fees.

      2.8. "Patent" means any patent application or patent, including any extension, reissue, division, continuation or continuation-in-part of any such application or patent, and any patent of addition, supplementary protection certificate or similar rights based on any patent, and the right to make any application for any such protection in any part of the world.

      2.9. "Quarter" means the period of three months beginning on the Effective Date, each successive period of three months during the Term and any shorter period to the date of termination of this Agreement, and "Quarterly" has a corresponding meaning.

      2.10. "Term" means the period during which this Agreement continues in force pursuant to Section 8.1.

      2.11.    "Territory" means all countries and territories of the world.

      2.12. "Valid Claim" means a claim of any Patent (whether pending or issued) which has not expired, withdrawn, been abandoned or surrendered or been refused, revoked or held invalid in an unappealed or unappealable final decision rendered by a court of competent jurisdiction in the relevant country or territory.

      2.13. "Year" means each period of four consecutive Quarters during the Term, and any shorter period to the termination of this Agreement.

3.    GRANT OF LICENSE

      3.1. GEMINI hereby grants to Affymetrix, subject to the provisions of this Agreement, an exclusive, worldwide License under the Licensed Patents to make, have made, import, distribute, use and sell the Licensed Products.

      3.2.     Affymetrix shall be entitled to exercise the rights granted under
               Section 3.1 by itself or through any of its Affiliates, provided that Affymetrix shall at all times during the Term ensure the observance and performance by every such Affiliate of the provisions of this Agreement and indemnify GEMINI against any loss, damages, costs, claims or expenses which are awarded against or incurred by GEMINI as a result of any breach by such Affiliate of any of the provisions of this Agreement, as if the breach had been that of Affymetrix.

      3.2. GEMINI reserves to itself all rights in respect of the Gene (or any Genetic Sequence relating thereto) and the Licensed Patents, except as expressly provided for under this Agreement.

      3.4. Affymetrix agrees to use commercially reasonable efforts to commercialize Licensed Products within twenty-four (24) months of the Effective Date. If Affymetrix has not commercialized such products, Affymetrix and GEMINI shall meet and confer.
               If Affymetrix is not able to show to GEMINI reasonable satisfaction that such commercially reasonable efforts have been made, then GEMINI may, at its option, convert this license to a non-exclusive basis.

4.    OBLIGATIONS OF AFFYMETRIX

      4.1. Affymetrix shall provide GEMINI with a Quarterly report as to the manufacture and sale of and any other dealings in the Licensed Products.

      4.2. Affymetrix shall use commercially reasonable efforts at all times during the Term to promote and expand the sale of the Licensed Products in the Territory and to create and satisfy market demand for them.

5.    FINANCIAL PROVISIONS

      5.1. In consideration of the rights granted under this Agreement, Affymetrix shall, subject to the following provisions, pay to GEMINI a) the non-refundable and non-creditable sum of * on the Effective Date; and b) * per year for each of the next fifteen (15) years (or for so long as the patents remain in force, whichever is sooner); and c) royalties in respect of all Licensed Products manufactured by or for Affymetrix or any of its Affiliates which are sold, or used or otherwise disposed of on a commercial basis (otherwise than to Affymetrix or another such Affiliate of Affymetrix) by Affymetrix in any country or territory at any time during the Term, at the rate specified in Section 5.2


      5.2. The rate referred to in Section 5.1 shall be a percentage of the * in question calculated as the product of the following formula:

                   *

               Confidential Treatment Requested and the Restated
               Material has been separately filed with the Commission

      5.3 If at any time during the Term any of the Genetic Sequences represented on any of the Licensed Products ceases to be within a Valid Claim of any of the Licensed Patents (and does not remain within any other such Valid Claim) in the relevant country or territory, then that Genetic Sequence shall not be taken into account in the relevant country or territory for the purposes of calculating the * in the above formula.

      5.4. * of the annual fee set forth in Section 5.1 shall be creditable against future royalties payable under Section 5.2

      5.5. Within 30 days after each Quarter, Affymetrix shall send to GEMINI a written statement showing the quantity of the Licensed Products sold or otherwise disposed of on a commercial basis by Affymetrix or any of its Affiliates (showing separately any quantity so sold to Affymetrix or any of its Affiliates) during that Quarter in each country or territory; the Net Sales Value in respect of that quantity of Licensed Products and any further information necessary for the calculation of such Net Sales Value and/or the formula contained in Section 5.2; and the amount of the royalties payable under Section 5.1 in respect of that quantity.

      5.6. All royalties or other sums payable under this Agreement shall be paid in pounds sterling or such other currency as GEMINI may specify in writing from time to time, and where any royalties are calculated in a currency other than sterling, they shall be converted into sterling by reference to the relevant foreign exchange buying rate for the currency in question of Wall Street Journal at the close of business in California on the last day of the Quarter or Year to which they relate.

      5.7. All royalties or other sums payable under this Agreement are exclusive of bank charges and value added tax or other applicable taxes or duties, for which Affymetrix shall be additionally liable, and shall be paid in cleared funds to such bank account or in such other manner as GEMINI may specify from time to time, without any set off, deduction or withholding except any tax which Affymetrix is required by law to deduct or withhold, and if Affymetrix is required to make any such tax deduction or withholding, Affymetrix shall do all things in its power which may be necessary to enable or assist GEMINI to claim exemption from or (if that is not possible) a credit for the deduction or withholding under any applicable double taxation or similar agreement from time to time in force, and shall from time to time give GEMINI proper evidence as to the deduction or withholding and payment over of the tax, deducted or withheld.

      5.8. If Affymetrix fails to pay in full any royalties or other sums payable under this Agreement on the date as within the period specified for payment, the amount outstanding shall be interest, both before and after any judgement, at the rate of 2

               Confidential Treatment Requested and the Restated
               Material has been separately filed with the Commission

               (two) per cent, per annum above the base rate of prime in the United States from time to time from that date or the last day of that period until that amount is paid in full to GEMINI.

      5.9. The period in respect of which royalties shall be payable pursuant to Section 5.1 is, in respect of each country or territory in the Territory, the period during which any of the Patents remains in force in that country or territory.

6.    ACCOUNTS

      6.1.     Affymetrix shall -

         6.1.1. keep, and procure that each of its Affiliates keeps, true and accurate accounts and records in sufficient detail to enable the amount of all royalties or other sums payable under this Agreement to be determined;

         6.1.2. at the reasonable request of GEMINI from time to time, allow GEMINI or its agent (or procure that GEMINI or its agent is allowed) to inspect those accounts and records and, to the extent that they relate to the calculation of those royalties or other sums, to take copies of them.

         6.1.3. If, following any inspection pursuant to Section 6.1(b), GEMINI's auditors certify to GEMINI and Affymetrix that the amount of the royalties paid in respect of any Quarter or Year pursuant to Section 5.5 falls short of the amount of the royalties which were properly payable in respect of that Quarter or Year under Section 5.1, Affymetrix shall within 7 (seven) days of the date of certificate pay the shortfall to GEMINI and, if the shortfall exceeds 10% (ten per cent) of the amount properly payable, Affymetrix shall also reimburse to GEMINI on demand the reasonable costs and expenses of GEMINI in making the inspection.

7.    INTELLECTUAL PROPERTY PROTECTION AND PROCEEDINGS

      7.1. GEMINI shall permit Affymetrix to have reasonable input to the prosecution of any applications for Patent or other forms of protection subsisting in the Territory in respect of the Gene, or any Genetic Sequence relating thereto. Gemini shall reasonably inform Affymetrix of all correspondence with or from the relevant patent offices.

      7.2. GEMINI shall make all necessary filings and pay all requisite renewal fees to maintain the Licensed Patents in the Territory; provided that if GEMINI wishes to abandon any of the Licensed Patents (whether applied for or issued) in any country or territory, GEMINI shall give a written notice to Affymetrix offering to assign the same to Affymetrix at the expense of Affymetrix but otherwise free of charge, and if

         7.2.1. Affymetrix accepts the offer in writing within 30 days, GEMINI shall accordingly assign the Licensed Patent in question to Affymetrix forthwith; or

         7.2.2. Affymetrix does not accept the offer in writing within 30 days, GEMINI shall have no further obligation with respect to the Licensed Patent in question and shall be free to abandon the same; and

         7.2.3. any Licensed Patent which is so assigned or abandoned shall thereafter be deemed not to exist (and not to contain any Valid Claim) in the relevant country or territory for the purposes of Section 5.2.

      7.3. The parties shall, at the request of either of them and at the expense of Affymetrix but for no further consideration, enter into such formal Licenses relating so the Licensed Patents as may be necessary or desirable in accordance with the relevant law and practice in each part of the Territory for the protection of either of the parties or the Licensed Patents.

      7.4. Each party shall fully notify the other as soon as practicable after it becomes aware of -

         7.4.1. any actual, threatened or suspected infringement of any of the Licensed Patents; and

         7.4.2. any proceedings commenced against it in which the validity or GEMINI's ownership of any of the Licensed Patents is challenged or it is alleged that the use of the Gene or any Genetic Sequence relating thereto or the Licensed Patents pursuant to the Agreement infringes the Intellectual Property or other rights of any third party.

      7.5. Each party shall do all such things and execute all such documents as may reasonably be required of it by the other party for the purpose of assisting the other party in bringing or defending any proceedings relating to the Licensed Patents, and the party receiving the assistance shall, unless otherwise agreed with the other party, bear the cost of providing it.

8.    DURATION AND TERMINATION

      8.1. This Agreement shall come into force on the Effective Date and, unless rightfully terminated earlier for any reason, shall continue in force for so long as any of the Licensed Patents remains in force.

      8.2 GEMINI may forthwith terminate this Agreement by giving written notice to Affymetrix if Affymetrix commits any material breach of this Agreement and, if the breach is capable of remedy, fails to remedy it within 30 days after being giving a written notice containing full particulars of the breach and requiring it to be remedied.

      8.3. For the purposes of Section 8.2, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

      8.4. The rights given by this Section 8 to terminate this Agreement for any breach shall not prejudice any other right or remedy of either party in respect of the breach concerned any other

9.    NATURE OF AGREEMENT

      9.1. Subject to Section 3.2, this Agreement is personal to Affymetrix which may not assign, mortgage, charge or sub-license any of its rights or sub-contract or otherwise delegate any of its obligations under this Agreement except in the Licensed Field. Affymetrix may assign this Agreement to an entity acquiring substantially all of the relevant business assets or stock of Affymetrix.

      9.2. Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the parties.

      9.3. This Agreement contains the entire agreement between the parties with respect to its subject matter and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

      9.4.     GEMINI warrants to Affymetrix that -

         9.4.1. it has the authority to enter into this Agreement and to grant the rights granted under this Agreement;

         9.4.2. it has not granted and will not during the Term grant to any third party any rights which are inconsistent with the rights granted under this Agreement;

         9.4.3. the execution by GEMINI of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, all such approvals have been obtained.

      9.5.     Affymetrix warrants to GEMINI that -

         9.5.1.   it has the authority to enter into this Agreement;

         9.5.2. the execution by Affymetrix of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, all such approvals have been obtained.

      9.6. Each party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

      9.7.     GEMINI does not give any warranty, representation or undertaking-

         9.7.1. as to the efficacy or usefulness of the Gene or any Genetic Sequence relating thereto or the Licensed Patents; or

         9.7.2. as to the volumes or quality of the Licensed Products which may be manufactured through [ILLEGIBLE] sequence relating thereto or the Licensed Patents; or

         9.7.3. that any of the Licensed Patents is or will be valid or subsisting or that any of the applications within the Licensed Patents will proceed to grant; or

         9.7.4. that the use of the Gene or any Genetic Sequence relating thereto will not infringe the Intellectual Property or other rights of any other person.

      9.8. GEMINI shall not be liable to Affymetrix by reason of any representation (unless fraudulent) or the breach of any implied condition, warranty or other term or any duty at common law or under any statute, or under any express term of this Agreement, for any loss, damages, costs, expenses or other claim for compensation whatsoever, whether occasioned by the negligence of GEMINI, its servants or agents or otherwise, which arises out of or in connection with this Agreement, or which in any way relates to the Gene or any Genetic Sequence relating thereto, or the manufacture, use or sale of any other dealing in any of the Licensed Products by or for Affymetrix or any of its Affiliates, to the extent that the claim is for loss of profits, contracts, goodwill or anticipated savings or for wasted expenditure, or for any indirect, special or consequential loss or damages.

      9.9. Affymetrix shall indemnify GEMINI against any loss, damages, costs or expenses which are awarded against or incurred by GEMINI as a result of any claim or threatened claim concerning the use by Affymetrix of the Gene or any defect in or otherwise in connection with the manufacture, use, sale of or any other dealing in any of the Licensed Products by or for Affymetrix.

      9.10. No failure or delay by either party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by either party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

      9.11. If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

10.   APPLICABLE LAW AND JURISDICTION

      10.1. Except as provided in Section 10.2, California law shall apply to the whole of this Agreement, and each party agrees to submit to the exclusive jurisdiction of the California courts.

      10.2. Any question arising out of this Agreement as to the construction or effect of any of the Licensed Patents shall be decided in accordance with the laws of the country in which the Licensed Patent in question has been granted or filed.

11.   NOTICES AND SERVICE


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

                  [ILLEGIBLE] authorised by this Agreement to be given by either party to the other shall be given by -

         11.1.1.  delivering it by hand; or

         11.1.2.  sending it by pre-paid air-mail; or

         11.1.3. sending it by facsimile transmission or similar means of communication; to the other party at the address shown in the introduction.

      11.2. For this Agreement, any notice or other information sent by post in the manner provided by Section 11.1 which is not returned to the sender as undelivered shall be deemed to have been given on the tenth day after the envelope containing it was so posted; and proof that the envelope containing any such notice or other information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that the notice or other information has been duly given.

      11.3. Any notice or other information sent by facsimile transmission or similar means of communication shall be deemed to have been duly given on the date of transmission, provided that a confirming copy of it is sent as provided in Section 11.1 to the other party at the address given in Section 11.4 within 24 hours after transmission.

      11.4. Service of any legal proceedings concerning or arising out of this Agreement shall be effected by either party by causing the document in question to be delivered to the other party at its registered or principal office, or any other address which is notified in writing from time to time to the party serving the proceedings.

12.   MISCELLANEOUS

      12.1. Each party shall from time to time do all such acts and execute all such documents as may be reasonably necessary in order to give effect to the provisions of this Agreement.

      12.2. Except as otherwise provided in this Agreement, the parties shall bear their own costs of and incidental to the preparation, execution and implementation of this Agreement.

      12.3. Neither party shall use the name of the other or make any press or other public announcement concerning any aspect of this Agreement without first obtaining the agreement of the other party to the text of that announcement.

      12.4. This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged it with the other party.

GEMINI RESEARCH LTD.                          AFFYMETRIX, INC.


By: /s/ [ILLEGIBLE]                           By: /s/ [ILLEGIBLE]
    ----------------------------                  ----------------------------

Title: Chief Executive Officer                Title: President and CEO
      --------------------------                    --------------------------

Date: 11 - 6 - 99                             Date: 16 [ILLEGIBLE] 99
     ---------------------------                   ---------------------------


                                              Approved for signature |_|
                                              by AFFX Legal Dept.    [ILLEGIBLE]

                                LICENSED PATENTS

Title: Determination of collagen genotype

Country         Application No.     Filing Date  Patent/Pub No.    Status
UK              9604305.4           29 Feb 1996                    Priority Only
World           PCT/GB97/00569      28 Feb 1997  WO 97/32041       See nat.phase
Australia       22235/97            28 Feb 1997                    Pending
Canada          2 247 171           28 Feb 1997                    Pending
European        97905309.7          28 Feb 1997  0 883 694         Pending
Mexico          987040              28 Feb 1997                    Pending
New Zealand     331489              28 Feb 1997                    Pending
USA             08/808 158          28 Feb 1997                    Allowed


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